EXHIBIT 99.1

Home BancShares, Inc. Announces Several Financial Developments and Activities Relating to Fourth Quarter

CONWAY, Ark., Jan. 3, 2011 (GLOBE NEWSWIRE) -- Home BancShares, Inc. (Nasdaq:HOMB), parent company of Centennial Bank, today announced several financial developments and activities relating to the fourth quarter.

During December 2010, the Company finished the initial evaluations and calculations for the Wakulla Bank and Gulf State Community Bank FDIC-assisted acquisitions completed on October 1, 2010 and November 19, 2010, respectively. These results indicate the Wakulla Bank transaction will result in the Company reporting a pre-tax bargain purchase gain of $17.0 million. The Gulf State Community Bank transaction will result in the Company reporting a pre-tax bargain purchase gain of $8.1 million. The two transactions totaling $25.1 million in pre-tax bargain purchase gains less the related merger costs of approximately $2.2 million will result in an increase in diluted earnings per share for the fourth quarter by approximately $0.49 per share.

On December 29, 2010, the Company determined a material charge for impairment to certain loans is required pursuant to generally accepted accounting principles applicable to Centennial Bank and the Company. As a result, the Company has charged the reserve for approximately $53 million for these loans. Consequently, the Company has determined it will record a fourth quarter of 2010 provision for loan losses in the range of $60 million to $65 million. This transaction will result in a decrease in diluted earnings per share for the fourth quarter by approximately $1.27 to $1.38 per share. Even though these loans may be charged-off, the Company will continue to aggressively pursue their repayment.

Of the amount charged off for the impaired loans, approximately half is related to extensions of credit to several borrowers (whose financial condition has deteriorated) in the Company's Florida market. The other half relate to loans in the Company's Arkansas market, primarily involving one borrowing relationship. After a review of the loans to this borrower, the board determined the terms and conditions of the loan documents are unlikely to be met due to a recent change in circumstances regarding the collectability of pledged collateral. The board's conclusion with respect to the remainder of the impaired loans was based on the lack of significant economic recovery in certain areas of the Company's Florida market and the Company's unsuccessful efforts thus far to collect on the loans.

The Company recently became aware fraudulent rural improvement district bonds had been sold to various financial institutions in Arkansas. As a result of the apparent fraud the board of directors also authorized a $3.6 million charge to investment securities or a decrease in diluted earnings per share by approximately $0.08 per share. In addition, fraudulent loans associated with the issuer of the bonds in the amount of $2.2 million were also included in the loan charge-offs noted above. Collection litigation has already been filed.

"Because of our conservative nature, we have maintained strong capital and reserves for tough economic times such as these. The strength of our balance sheet affords us the ability to take these charge-offs and provisions without the need of any additional capital," said John Allison, Chairman. "We have always been extremely well capitalized. Even after these charge-offs and provisions, we will continue to have capital levels significantly above the capital requirement of our regulators."

"While we are disappointed with the asset quality issues for the fourth quarter, we are pleased our Company is continuing to pick up momentum in our base earnings," said Randy Sims, Chief Executive Officer. "We are confident the FDIC-assisted acquisitions we have made during 2010 will continue to improve our base earnings in future years. We are proud of these acquisitions. The $0.49 diluted earnings per share bargain purchase gain on the two acquisitions completed during the fourth quarter is just one benefit of our acquisition strategy with the long term goal of continued growth in earnings."

The two strategic additions to our Panhandle franchise allow customers to use offices from Panama City to Tallahassee with conveniently located branches throughout this seven county market. Centennial has a dominant share of market in five of these seven counties, and a strong presence in the other two counties. Tracy French will focus on bringing the four purchases in Northwest Florida into the Centennial Bank business model. He has named Walter Jensen, formerly with Bayside Savings Bank to manage the Panama City Market, and Donnie Gay formerly with Coastal Community Bank to manage the Apalachicola market, which includes all the Gulf State branches. To allow French more time to oversee the Panhandle, the Orlando market will come under the supervision of Bob Birch. The March purchase of Old Southern has been successfully integrated into the company's operating systems and is now ready to move into a growth mode. Steve Riviere, previously with Old Southern, is Market President in Orlando. Gordon Silaski has been promoted from Chief Lending Officer in Little Rock to Market President. Both will report to Birch.

Conference Call

Management will conduct a conference call to discuss the items in this press release on Tuesday, January 4, 2011 at 10:00 a.m. CT (11:00 ET). Interested parties can listen to this call by calling 1-877-317-6789 and asking for the Home BancShares conference call. A replay of the call will be available by calling 1-877-344-7529, Passcode: 447151, which will be available until January 12, 2011 at 8:00 a.m. CT (9:00 ET). Internet access to the call will be available live or in recorded version on the Company's website at www.homebancshares.com.

The Company's normal quarterly conference call to review the fourth quarter earnings will be conducted by management at 1:00 p.m. CT (2:00 ET) on Thursday, January 20, 2011.  Dial in information for this conference call will be announced at a later time.

General

This release contains forward-looking statements regarding the Company's plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand, estimates regarding impairment charges, the ability to recover some portion of the impaired indebtedness and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares, Inc.'s financial results are included in its Annual Report on Form 10-K for the year ended December 31, 2009, and in its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 filed with the Securities and Exchange Commission.

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary Centennial Bank provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has locations in central Arkansas, north central Arkansas, southern Arkansas, the Florida Keys, southwestern Florida, central Florida, and the Florida Panhandle. The Company's common stock is traded through the NASDAQ Global Select Market under the symbol "HOMB."

CONTACT:  Home BancShares, Inc.
          Randy Sims, Chief Executive Officer
            (501) 472-9571
          Brian S. Davis, Chief Accounting Officer &
           Investor Relations Officer
            (501) 328-4770